Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SCANTECH AI SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount Being Registered	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Pubco Common Stock(1)	Rule 457(f)(1) and 457(c)	4,514,832	-	(3)	$48,963,353	0.0001476	$7,226.99
	Equity	Pubco Common Stock (2)	Rule 457(f)(1) and 457(c)	1,458,200	-		15,814,179	0.0001476	2,334.17
	Equity	Pubco Common Stock(3)	Rule 457(f)(1) and 457(c)	11,144,883	-		120,866,261	0.0001476	17,839.86

		Total Offering Amounts					$185,643,793		$27,401.02
		Total Fees Previously Paid					$-		$-
		Net Fee Due					$-		$27,401.02

Each defined term used below is explained in the “Certain Defined Terms” section of this proxy statement/prospectus/consent solicitation.

(1)	Based on the maximum number of shares of Pubco Common Stock issuable to security holders of Mars in connection with the Business Combination, in exchange for their outstanding securities of Mars. The number of shares of Pubco Common Stock being registered consists of (i) 2,081,432 shares of Pubco Common Stock issuable to the Public Shareholders of Mars, assuming no redemptions of Ordinary Shares, (ii) 2,116,000 shares of Pubco Common Stock issuable to the Insiders of Mars, (iii) 41,400 shares of Pubco Common Stock issuable to the Insiders pursuant to promissory notes issued by Mars, and (iv) 276,000 shares of Pubco Common Stock issuable to Maxim Group LLC.

(2)	The number of shares of Pubco Common Stock, being registered consists of (i) 1,380,000 shares of Pubco Common Stock issuable upon automatic conversion of outstanding Rights and (ii) 78,200 shares of Pubco Common Stock issuable upon automatic conversion of outstanding Rights held by Insiders.

(3)	Represents shares of Pubco Common Stock to be issued to Company Holder Participants as Merger Consideration pursuant to the Business Combination Agreement.

(4)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $10.85, the average of the high and low prices of Mars’ ordinary shares as reported on The Nasdaq Global Market on June 25, 2024.